Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP The New York Times Building, 37th Floor, 620 Eighth Avenue New York, NY 10018-1405 troutman.com

212.808.2700 Fax 212.286.9806

October 7, 2020

Applied DNA Sciences, Inc.

50 Health Sciences Drive

Stony Brook, NY 11790

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of Applied DNA Sciences, Inc., a Delaware corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers 3,815,129 shares (“Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which Shares may be issued from time to time in connection with, and pursuant to the terms of, the Applied DNA Sciences, Inc. 2020 Equity Incentive Plan (the “2020 Equity Incentive Plan”).

We have examined the Registration Statement, including the exhibits thereto, the Certificate of Incorporation, as amended, the Bylaws, the 2020 Equity Incentive Plan, resolutions adopted by the Company’s Board of Directors relating to the 2020 Equity Incentive Plan, the proposal adopted by the stockholders of the Company relating to the 2020 Equity Incentive Plan at the 2020 Annual Meeting of Stockholders held on September 16, 2020, the Company’s Current Report on Form 8-K filed with the Commission on September 17, 2020, reporting the results of matters voted on by the Company’s stockholders at the 2020 Annual Meeting of Stockholders and such other documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when duly issued and paid for in accordance with the terms of the 2020 Equity Incentive Plan and any relevant award agreement, will be legally issued, fully paid and non-assessable.

This opinion is being furnished to the Company solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner, or delivered to any other person or entity without, in each instance, our prior written consent.

We express no opinion herein as to the law of any state or jurisdiction other than the General Corporation Law of the State of Delaware, including statutory provisions and all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such laws of the State of Delaware and the federal laws of the United States of America.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Applied DNA Sciences, Inc. October 7, 2020 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP
Troutman Pepper Hamilton Sanders LLP